ALEXANDER & BALDWIN, INC.
STOCK OPTION ASSUMPTION AGREEMENT

STOCK OPTION ASSUMPTION AGREEMENT effective as of the 8th day of November 2017 by and between Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.), a Hawaii corporation (the “Corporation”), and ___________________ (“Optionee”).
WHEREAS, the Corporation is the successor to Alexander & Baldwin, Inc., a Hawaii corporation (the “Predecessor Company”).
WHEREAS, Optionee holds one or more outstanding stock options to purchase shares of the common stock of the Predecessor Company (the “Predecessor Company Common Stock”), which were granted to Optionee as substitute options under the Predecessor Company’s 2012 Incentive Compensation Plan (the “2012 Plan”).
WHEREAS, each of the outstanding stock options held by Optionee under the 2012 Plan is more particularly identified in the attached Schedule A.
WHEREAS, each of those stock options is evidenced by a Universal Stock Option Agreement for Substitute Options (the “Option Agreement”) issued to Optionee under the 2012 Plan.
WHEREAS, as part of an internal reorganization, a wholly-owned subsidiary of Alexander & Baldwin REIT Holdings, Inc. was merged with and into the Predecessor Company (the “Merger”) and Alexander & Baldwin REIT Holdings, Inc. thereafter became the parent holding company of the Predecessor Company in accordance with the terms of the Agreement and Plan of Merger by and among Alexander & Baldwin REIT Holdings, Inc., the Predecessor Company and A&B REIT Merger Corporation dated July 10, 2017 (the “Merger Agreement”). Promptly following the Merger, Alexander & Baldwin REIT Holdings, Inc. was renamed “Alexander & Baldwin, Inc.,” which is referred to herein as the “Corporation.”
WHEREAS, the provisions of the Merger Agreement require the Corporation to assume, upon the consummation of the Merger, the obligations of the Predecessor Company under each outstanding stock option under the 2012 Plan and to issue to the holder of each such stock option an agreement evidencing the assumption of that stock option.
WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is one share of Corporation common stock (“Corporation Common Stock”) for each outstanding share of Predecessor Company Common Stock.
WHEREAS, the purpose of this Agreement is to evidence the assumption by the Corporation of the stock options identified in the attached Schedule A that are outstanding at the time of the consummation of the Merger (the “Effective Time”) and to reflect certain adjustments to those stock options that will become necessary in connection with their assumption by the Corporation in the Merger.
NOW, THEREFORE, it is hereby agreed as follows:
1.The number of shares of the Predecessor Company Common Stock subject to each of the stock options held by Optionee immediately prior to the Effective Time, the exercise price per share under that stock option, the grant date and expiration date of that stock option are set forth in the attached Schedule A. The Corporation hereby assumes, as of the Effective Time, all the duties and obligations of the Predecessor Company under each of the stock options identified in the attached Schedule A (the “Assumed Options”), and each such Assumed Option is hereby converted into the right to purchase shares of Corporation Common Stock in accordance with the terms of that stock option, as adjusted pursuant to the provisions of this Agreement. In connection with such assumption, the number of shares of Corporation Common Stock purchasable under each Assumed Option shall, in accordance with the Exchange Ratio, be equal to the same number of shares of the Predecessor Company Common Stock currently subject to that stock option as specified in the attached Schedule A, and the exercise price payable per share of Corporation Common Stock under each Assumed Option shall, in accordance with the Exchange Ratio, be equal to the same exercise price per share in effect for that stock option as specified on Schedule A. Accordingly, both the number of shares subject to each Assumed Option and the exercise price payable per share in effect for each Assumed Option immediately prior to the Effective Time shall remain the same immediately following the assumption of that stock option by the Corporation pursuant to this Agreement, except that the shares of common stock purchasable under each Assumed Option shall be shares of Corporation Common Stock.
2.The provisions of Paragraph 1 are intended to ensure that the spread between the aggregate fair market value of the shares of Corporation Common Stock purchasable under each Assumed Option and the aggregate exercise price payable for those shares will, immediately after the consummation of the Merger, be equal to the spread that existed, as measured immediately prior to the Merger, between the aggregate fair market value of the Predecessor Company Common Stock subject to such Assumed Option immediately prior to its assumption hereunder and the aggregate exercise price in effect at that time under the Option Agreement evidencing that stock option. The provisions of Paragraph 1 are also intended to preserve on a per-share basis, immediately after the Merger, the same ratio of exercise price per share subject to the stock option to fair market value per share which existed under such Assumed Option immediately prior to the Merger.
3.The following provisions shall govern each Assumed Option:
(a) Unless the context otherwise requires, all references in each Option Agreement shall be adjusted as follows: (i) all references to the “Corporation” shall now constitute references to the Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.), (ii) all references to “Common Stock” or “Option Shares” shall now constitute references to shares of Corporation Common Stock, (iii) all references to the “Board” shall now constitute references to the Board of Directors of the Corporation, (iv) all references to the “Plan” shall constitute references to the Alexander & Baldwin, Inc. Amended and Restated 2012 Incentive Compensation Plan, as assumed by the Corporation, and (v) all references to the “Recoupment Policy” or to the “Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation” shall be to the Predecessor Company’s Policy Regarding Recoupment of Certain Compensation and such policy as assumed by the Corporation.
(b)    The grant date and the expiration date specified for each Assumed Option identified in the attached Schedule A and all other provisions that govern either the exercise or the termination of such Assumed Option shall remain the same as set forth in the Option Agreement applicable to such Assumed Option, and the provisions of the 2012 Plan and such Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase shares of Corporation Common Stock upon exercise of the Assumed Option.
(d)    For purposes of applying any and all provisions of the applicable Option Agreement and the 2012 Plan for each Assumed Option that pertain to Optionee’s service, whether in the capacity of an employee, non-employee board member, consultant or independent advisor, as one or more of those capacities may be specified in those provisions, including (without limitation) all vesting requirements tied to Optionee’s continued service and the limited exercise period for the Assumed Option following Optionee’s cessation of such service, Optionee shall be deemed to continue in such service status for so long as Optionee renders services in one or more of the specified capacities to the Corporation or any present or future Parent or Subsidiary (as such terms are defined in the applicable Option Agreement).
(e)    The exercise price payable for the Corporation Common Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Option Agreement applicable to such Assumed Option.
(f)    The change in control provisions of each Option Agreement assumed hereunder shall hereafter be applied solely on the basis of a change in control transaction applied to the Corporation in lieu of the Predecessor Company.
4.Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.
IN WITNESS WHEREOF, Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.) has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the day and year first above written.
ALEXANDER & BALDWIN, INC.

By:

Title: _____________________________________

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